EXHIBIT 99.1

America's Car-Mart Reports Third Quarter Earnings Increase of 8% or $.31 Per Share On Revenue Increase of 3.3%

 EPS Was Reduced by $.06 for Change in Fair Value of Interest Rate Swap

              Year to Date Debt Decrease of $4.1 Million

BENTONVILLE, Ark., March 3, 2009 (GLOBE NEWSWIRE) -- America's Car-Mart, Inc. (Nasdaq:CRMT) today announced its operating results for the third fiscal quarter ended January 31, 2009.

Highlights of third quarter operating results:

 * Net income increased 8% to $3.6 million or $.31 per diluted share
   vs. net income of $3.4 million or $.28 per diluted share for the third fiscal quarter of 2008. EPS was reduced by $.06 for change in fair value of interest rate swap
 * Strong cash flows resulted in debt decrease of $1.6 million from
   October 31, 2008 (to $36.2 million) with a $5.7 million increase in finance receivables and $500,000 in capital asset additions. EBITDA was $7.8 million compared to $6.6 million for the prior period (an increase of $1.2 million or 18%)
 * Debt to equity of 23.7% and debt to finance receivables of 15.8% at
   January 31, 2009 (versus 25.5% and 16.9%, respectively at
   October 31, 2008)
 * Overall revenue growth of 3.3% with same store revenue growth of
   2.9%
 * Provision for credit losses of 22.4% of sales vs. 23.4% for the third fiscal quarter of 2008
 * Net charge-offs as a percentage of average finance receivables of
   6.0% compared to 6.9% for the third fiscal quarter of 2008
 * Accounts over 30 days past due at 4.5% at January 31, 2009 (versus
   3.7% at January 31, 2008)

For the three months ended January 31, 2009, revenues increased 3.3% to $73.5 million compared with $71.1 million in the same period of the prior year. Income for the quarter was $3.6 million or $.31 per diluted share versus $3.4 million or $.28 per diluted share in the same period last year. EPS was reduced by $.06 for change in fair value of interest rate swap. Receivables grew by $5.7 million during the quarter or 2.6% to $229 million while total debt decreased by $1.6 million (to $36.2 million). Total debt to equity was 23.7% and total debt to finance receivables was 15.8% at January 31, 2009. Retail unit sales decreased .5%, with 6,996 vehicles sold in the current quarter, compared to 7,031 in the same period last year. Same store revenue increased 2.9% for the quarter. The provision for credit losses was 22.4% of sales compared to 23.4% in the same period last year. Net charge-offs as a percentage of average finance receivables was 6.0% compared to 6.9% in the same period last year. The allowance for credit losses is 22% of Finance Receivables principal balance at both January 31, 2009 and 2008.

The $.06 per share non-cash charge related to a change in fair value of Company's interest rate swap agreement which was entered into in May, 2008. The agreement provides that the Company pay interest on a $20 million notional amount at a fixed rate and receive monthly interest on the notional amount at a floating rate based on the prime lending rate. The change in fair value was caused by a number of factors, including the significant decrease in interest rates since May, 2008, especially during the third quarter, the amount of notional debt outstanding, and the number of months until maturity. Since the Company currently intends to hold the interest rate swap until maturity (May 2013), the charge, which resulted from a change in fair value, will reverse by the maturity date. Notwithstanding the company's intention to hold the swap until maturity, pursuant to SFAS No. 157, "Fair Value Measurements," changes in fair value will continue to be recognized quarterly as non-cash charges or gains, as the case may be. Management currently expects future non-cash charges or gains associated with the swap to be less severe than the experience of the third quarter.

Highlights of nine month operating results:

 * Net income increased 42% to $12.8 million or $1.08 per diluted share vs. $9.0 million or $.75 per diluted share for the prior year.
   EPS was reduced by $.08 for change in fair value of interest rate swap.
 * Strong cash flows resulted in debt decrease of $4.1 million from
   April 30, 2008 (to $36.2 million) with a $21.1 million increase in finance receivables and $2.0 million in capital asset additions.
   EBITDA was $24.7 million compared to $17.4 million for the prior period (an increase of $7.3 million or 42%)
 * Average retail units sold per store per month of 26.0 compared to
   23.6 for the prior year, a 10.2% increase
 * Overall revenue growth of 11.6% with same store revenue growth of
   11.2%
 * Retail unit sales increase of 7.7%
 * Provision for credit losses of 21.8% compared to 22.8% for the prior year
 * Net charge-offs as a percentage of average finance receivables of
   17.9% compared to 20.1% for the same period in the prior year

For the nine months ended January 31, 2009, revenues increased 11.6% to $221.1 million, compared with $198.1 million in the same period of the prior fiscal year. Income for the first nine months of FY 2009 was $12.8 million ($1.08 per diluted share) compared to $9.0 million ($.75 per diluted share) for the same period in the prior year. EPS for the current year period was reduced by $.08 for change in fair value of interest rate swap. Retail unit sales increased 7.7%, with 21,307 vehicles sold during the first nine months of fiscal 2009 compared to 19,792 in the same period last year. Same store revenue increased 11.2% for the nine months. The provision for credit losses was 21.8% of sales compared to 22.8% in the same period last year. Net charge-offs as a percentage of average finance receivables was 17.9% compared to 20.1% in the same period last year.

"The positive results this quarter mark a continuation of Car-Mart's back-to-back quarters and year-over-year growth in both revenues and earnings," said William H. ("Hank") Henderson, President and Chief Executive Officer of America's Car-Mart, Inc. "Revenue growth was up over 3% from last year's third quarter and similar growth over our second fiscal quarter this year. Throughout the quarter we carried a slightly larger percentage of higher-cost vehicles in an effort to better attract those folks who are now 'buy-here-pay-here' customers as a result of recent credit tightening. We were able to maintain the positive sales momentum that began well over a year ago. In fact, for the nine-month period, unit sales are up strongly at 7.7%, revenues are up 11.6% and same store revenue growth is up 11.2%."

"The 'Zero Down' tax refund promotion which began in November, and still is underway, has been extremely successful and is the best tax refund promotion ever in our 27-year history," added Mr. Henderson. "We are now beginning to experience increased cash flows from the receipt of those special payments and deferred down payments associated with this promotion. So far, the receipts specifically related to this promotion have already exceeded, by over $2 million, the cash collected last year on this same promotion. We expect the increased cash flow to continue throughout the next two months through not only these special payments and deferred down payments, but with higher average down payments on current sales as well. Down payments for the month of February were running more than 200 basis points higher than our recent average down payment percentage, reflecting not only the success of this particular promotion but also our disciplined approach to term length and underwriting."

"On the delinquency and credit loss sides, we had a slightly higher percentage of accounts over 30-days past due, 4.5% versus 3.7% last year, but we believe a significant portion of that has been, and will be, cleared up as tax refunds are received by our customers," stated Mr. Henderson. "As evidence of that, at the end of February, our over 30-day accounts past due were back down to less than 3.5%. Also, our provision for credit losses improved from 23.4% of sales to 22.4% of sales this quarter, and this quarter's provision for losses was only slightly higher than our second fiscal quarter's losses of 22% provision. Considering the challenges our customers face in today's economy, we are very pleased, although not complacent, with these results."

"We believe that our debt to equity and debt to finance receivable ratios of 23.7% and 15.8% are the best in our industry and a testament to our fiscal conservatism and our focus on maximizing cash flows. EBITDA is up 42% from last year contributing to our debt reduction of $4.1 million. We continue to focus on cash-on-cash returns and our ability to grow our top line and increase customer count without significantly increasing our debt," added Jeff Williams, America's Car-Mart's Chief Financial Officer. "For the nine month period, we have increased our customer base by over 2,600 accounts, or 7%, and added $2.0 million in capital improvements and at the same time have reduced our debt by $4.1 million, to $36.2 million at quarter end. Additionally, the excess availability under our credit facilities was $24.4 million at the end of our third quarter."

"The continuation of our strong results in the face of difficult economic times, and unprecedented negative media coverage and sentiment regarding our country's economic health, is a reaffirmation of our conservative buy-here, pay-here business model and the numerous significant improvements we have made to our operations and infrastructure over the last two years," stated T. J. ("Skip") Falgout, III, Chairman of the Board of America's Car-Mart. "While almost all other consumer lenders have restricted the flow of credit and are experiencing historically high credit losses and delinquencies, Car-Mart is able to extend credit to our ever-expanding customer base. At the same time, we have kept our credit losses within acceptable historical ranges and have also shown consistent improvement in that key area. Our Associates at all levels of the Company have worked hard to further our growth and success, and it is with their special effort and commitment to our mission, vision, and core values that we are able to continue our progress."

Conference Call

Management will be holding a conference call on Tuesday, March 3, 2009 at 11:00 a.m. Eastern time to discuss third quarter results. A live audio of the conference call will be accessible to the public by calling (800) 309-9490. International callers dial (706) 634-0104. Callers should dial in approximately 10 minutes before the call begins.

A conference call replay will be available two hours following the call for thirty days and can be accessed by calling (800) 642-1687 (domestic) or (706) 645-9291 (international), conference call ID #86419178.

About America's Car-Mart

America's Car-Mart, founded in 1981, operates 92 automotive dealerships in eight states and is the largest publicly-held automotive retailer in the United States focused exclusively on the "Buy Here/Pay Here" segment of the used car market. The Company emphasizes superior customer service and the building of strong personal relationships with its customers. The Company operates its dealerships primarily in small cities throughout the South-Central United States, selling quality used vehicles and providing financing for substantially all of its customers. For more information on America's Car-Mart, please visit our website at www.car-mart.com.

Included herein are forward-looking statements, including statements with respect to projected revenues and earnings per share amounts. Such forward-looking statements are based upon management's current knowledge and assumptions. There are many factors that affect management's view about future revenues and earnings. These factors involve risks and uncertainties that could cause actual results to differ materially from management's present view. These factors include, without limitation, macro economic issues, interest rate decreases in the state of Arkansas, assumptions relating to unit sales, average selling prices, credit losses, gross margins, operating expenses, collection results, operational initiatives underway and economic conditions, and other risk factors described under "Forward-Looking Statements" of Item 1A of Part I of the Company's Annual Report on Form 10-K for the fiscal year ended April 30, 2008 and any and all updates in its current and quarterly reports filed with or furnished to the Securities and Exchange Commission. All forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not undertake any obligation to update forward-looking statements.

                      America's Car-Mart, Inc.
                 Consolidated Results of Operations
                 (Operating Statement in Thousands)

                                                  %     As a % of Sales
                                                Change  ---------------
                                                -------  Three Months
                            Three Months Ended   2009        Ended
                                January 31,       vs.      January 31,
                             2009        2008    2008     2009    2008
                          ----------  -----------------  ------  ------
 Operating Data:
  Retail units sold            6,996       7,031   (0.5)%
  Average number of stores
   in operation                 92.0        94.0   (2.1)
  Average retail units
   sold per store per
   month                        25.3        24.9    1.6
  Average retail sales
   price                  $    9,166  $    8,801    4.1
  Same store revenue
   growth                        2.9%       18.7%
  Net charge-offs as a
   percent of average
   Finance Receivables           6.0%        6.9%
  Collections as a percent
   of average Finance
   Receivables                  16.3%       16.6%
  Average percentage of
   Finance Receivables-
   Current (excl. 1-2 day)      81.6%       82.3%
  Average down-payment
   percentage                    4.4%        5.2%

 Period End Data:
  Stores open                     92          94   (2.1)%
  Accounts over 30 days
   past due                      4.5%        3.7%
  Finance Receivables,
   gross                  $  229,246  $  197,848   15.9%

 Operating Statement:
  Revenues:
   Sales                  $   66,919  $   64,877    3.1% 100.0%  100.0%
   Interest income             6,533       6,262    4.3    9.8     9.7
                          ----------  ----------         ------  ------
    Total                     73,452      71,139    3.3  109.8   109.7
                          ----------  ----------         ------  ------

  Costs and expenses:
   Cost of sales              38,094      36,874    3.3   56.9    56.8
   Selling, general and
    administrative            12,622      12,443    1.4   18.9    19.2
   Provision for credit
    losses                    14,966      15,197   (1.5)  22.4    23.4
   Interest expense              617         760  (18.8)   0.9     1.2
   Interest expense-
    change in fair value
    of Interest Rate Swap      1,066          --     --    1.6      --
   Depreciation and
    amortization                 352         296   18.9    0.5     0.5
   Loss on Lot Closure            --         373            --     0.6
                          ----------  ----------         ------  ------
    Total                     67,717      65,943    2.7  101.2   101.6
                          ----------  ----------         ------  ------

    Income before taxes        5,735       5,196           8.6     8.0

  Provision for income
   taxes                       2,100       1,818           3.1     2.8
                          ----------  ----------         ------  ------

    Net income            $    3,635  $    3,378           5.4     5.2
                          ==========  ==========         ======  ======

 Earnings per share:
  Basic                   $     0.31  $     0.29
  Diluted                 $     0.31  $     0.28

 Weighted average number
  of shares outstanding:
  Basic                   11,780,402  11,850,841
  Diluted                 11,828,215  11,921,694

                      America's Car-Mart, Inc.
                 Consolidated Results of Operations
                 (Operating Statement in Thousands)

                                                  %     As a % of Sales
                                                Change  ---------------
                                                -------   Nine Months
                            Nine Months Ended    2009        Ended
                                January 31,       vs.     January 31,
                             2009        2008    2008     2009    2008
                          ----------  -----------------  ------  ------
 Operating Data:
  Retail units sold           21,307      19,792    7.7%
  Average number of stores
   in operation                 91.0        93.0   (2.2)
  Average retail units
   sold per store per
   month                        26.0        23.6   10.2
  Average retail sales
   price                  $    9,010  $    8,578    5.0
  Same store revenue
   growth                       11.2%        7.3%
  Net charge-offs as a
   percent of average
   Finance Receivables          17.9%       20.1%
  Collections as a percent
   of average Finance
   Receivables                  49.0%       50.4%
  Average percentage of
   Finance Receivables-
   Current (excl. 1-2 day)      81.6%       82.4%
  Average down-payment
   percentage                    6.0%        6.5%

 Period End Data:
  Stores open                     92          94   (2.1)%
  Accounts over 30 days
   past due                      4.5%        3.7%
  Finance Receivables,
   gross                  $  229,246  $  197,848   15.9%

 Operating Statement:
  Revenues:
   Sales                  $  201,558  $  179,968   12.0% 100.0%  100.0%
   Interest income            19,538      18,121    7.8    9.7    10.1
                          ----------  ----------         ------  ------
    Total                    221,096     198,089   11.6  109.7   110.1
                          ----------  ----------         ------  ------

 Costs and expenses:
  Cost of sales              114,557     104,440    9.7   56.8    58.0
  Selling, general and
   administrative             37,950      35,268    7.6   18.8    19.6
  Provision for credit
   losses                     43,878      40,948    7.2   21.8    22.8
  Interest expense             1,925       2,390  (19.5)   1.0     1.3
  Interest expense- change
   in fair value of
   Interest Rate Swap          1,560          --     --    0.8      --
  Depreciation and
   amortization                1,009         848   19.0    0.5     0.5
  Loss on Lot Closure             --         373                    --
                          ----------  ----------         ------  ------
    Total                    200,879     184,267    9.0   99.7   102.4
                          ----------  ----------         ------  ------

    Income before taxes       20,217      13,822          10.0     7.7

  Provision for income
   taxes                       7,429       4,837           3.7     2.7
                          ----------  ----------         ------  ------

    Net income            $   12,788  $    8,985           6.3     5.0
                          ==========  ==========         ======  ======

 Earnings per share:
  Basic                   $     1.09  $     0.76
  Diluted                 $     1.08  $     0.75

 Weighted average number
  of shares outstanding:
  Basic                   11,749,181  11,868,310
  Diluted                 11,814,166  11,950,353

                      America's Car-Mart, Inc.
             Consolidated Balance Sheets and Other Data

                                          January 31,     April 30,
                                             2009           2008
                                          -----------    -----------

 Cash and cash equivalents                $      332     $      153
 Finance receivables, net                 $  180,343     $  163,344
 Total assets                             $  218,274     $  200,589
 Total debt                               $   36,197     $   40,337
 Stockholders' equity                     $  152,554     $  137,222
 Shares outstanding                       11,783,967     11,687,687

 Finance receivables:
  Principal balance                       $  229,246     $  208,153
  Deferred Revenue - Payment Protection
   Plan                                   $   (7,109)    $   (4,631)
  Allowance for credit losses                (48,904)       (44,809)
                                          -----------    -----------

  Finance receivables, net of allowance
   and deferred revenue                   $  173,233     $  158,713
                                          ===========    ===========

  Allowance as % of principal balance          22.02%(a)      22.02%(a)
                                          ===========    ===========

  (a) Represents the weighted average for Finance Receivables generated by the Company (at 22.0%) and purchased Finance Receivables.

 Changes in allowance for credit losses:
                                                     Nine Months
                                                   Ended January 31,
                                                    2009       2008
                                                 ---------- ----------
  Balance at beginning of period                 $  44,809  $  39,325
  Provision for credit losses                       43,878     40,948
  Charge-offs, net of collateral recovered         (39,775)   (37,391)
  Allowance related to purchased/sold accounts          (8)      (225)
                                                 ---------- ----------

    Balance at end of year                       $  48,904  $  42,657
                                                 ========== ==========

CONTACT:  America's Car-Mart, Inc.
          T. J. ("Skip") Falgout, III, Chairman
            (972) 717-3423
          Jeffrey A. Williams, CFO
            (479) 418-8021